Exhibit 10.10
* * * * * * * * * * * * * * * * * * * *
LEASE
RINCON CENTRE
* * * * * * * * * * * * * * * * * * * *
Between
NextG Networks, Inc.
(Tenant)
and
CarrAmerica Realty Operating Partnership, L.P.
(Landlord)

TABLE OF CONTENTS

Page
[Table of Contents appears at the end of the Lease]

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LEASE
     THIS LEASE (the “Lease”) is dated as of June 20, 2005 (for reference purposes only) between CarrAmerica Realty Operating Partnership, l.p., a Delaware limited partnership (“Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the three (3) buildings, the land appurtenant thereto (“Land”), and other improvements located thereon commonly known as “Rincon Centre”, located in San Jose, California. The “Premises” means that portion of the Project leased to Tenant and described in the Schedule and outlined on Exhibit A. The building in which the Premises is located shall be referred to herein as the “Building”. The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.
SCHEDULE
1.	Tenant: NextG Networks, Inc., a Delaware corporation

2.	Premises: Suite 110 in the Building, as outlined on Exhibit A attached hereto

3.	Building: 2216 O’Toole Avenue, San Jose, California

4.	Rentable Square Footage of the Premises: Approximately 13,549 rentable square feet

5.	Tenant’s Proportionate Share: 26.37% (based upon a total of 51,377 rentable square feet in the Building).

6.	Lease Deposit: Prepaid Rent equal to Eight Thousand Six Hundred Seventy-One and 36/100 Dollars ($8,671.36) Prepaid Operating Cost/Tax Share Rent equal to Three Thousand Nine Hundred Twenty-Nine and 2 1/100 Dollars ($3,929.21) and Security Deposit equal to Thirteen Thousand One Hundred Forty-Two and 53/100 Dollars ($13,142.53), totaling $25,743.10.

7.	Permitted Use: General office, warehouse, light assembly and manufacturing, research and development, laboratory, product testing, radio signaling station, network operating center, and telecommunications facility and hub.

8.	Tenant’s Real Estate Broker for this Lease: Wayne Mascia Associates

9.	Landlord’s Real Estate Broker for this Lease: Colliers International

10.	Tenant Improvements, if any: See Section 3.1 and the Tenant Improvement Agreement attached hereto as Exhibit C.

11.	Commencement Date: July 1, 2005 (subject to adjustment pursuant to Section 1.1, below).

12.	Rent Commencement Date: One (1) month after the Commencement Date.

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13.	Term/Termination Date: The Term of this Lease shall be for three (3) years commencing on the Commencement Date and expiring on the calendar day preceding the third (3rd) anniversary of the Commencement Date (the “Termination Date”); provided, however, that if the Commencement Date shall occur on a date other than the first day of a calendar month, the Termination Date shall be the last day of the calendar month in which the third (3rd) anniversary of the Commencement Date occurs.

13.	Parking Stalls: Fifty-five (55) unassigned stalls

14.	Base Rent:

	Monthly	Annual
Period	Base Rent	Base Rent
1st Lease Year*	$8,671.36	$104,056.32
2nd Lease Year	$8,942.34	$107,308.08
3rd Lease Year	$9,213.32	$110,559.84

*	Tenant’s obligation to pay Base Rent, Operating Cost Share Rent and Tax Share Rent during for the first (1st) month after the Commencement Date shall be waived.
Exhibit A — PLAN OF THE PREMISES
Exhibit B — RULES AND REGULATIONS
Exhibit C — TENANT IMPROVEMENT AGREEMENT
Exhibit D — COMMENCEMENT DATE CONFIRMATION (see Section 1.2)
Exhibit E — ENVIRONMENTAL QUESTIONNAIRE
Exhibit F — APPROVED COMMUNICATION PLANS
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     1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.
          1.1 Commencement Date.
               (a) The Commencement Date of this Lease is the date set forth in the Schedule; provided, however, that if the Substantial Completion Date (as defined in the Tenant Improvement Agreement attached hereto as Exhibit C) does not occur on or before July 1, 2005 for any reason, then (a) this Lease shall not be void or voidable by either party, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) the Commencement Date shall be revised to mean the Substantial Completion Date. If and only if the Commencement Date is adjusted pursuant to the foregoing, then Landlord shall prepare and deliver to Tenant a Commencement Date Confirmation substantially in the form attached hereto as Exhibit D that sets forth both the Commencement Date and Termination Date for this Lease. Tenant shall execute the Commencement Date Confirmation and deliver the executed original of the same to Landlord within three (3) days after Tenant’s receipt thereof. Tenant’s failure to timely execute and return the Commencement Date Confirmation document to Landlord shall be conclusive evidence of Tenant’s agreement with the information as set forth therein. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term.
               (b) Notwithstanding the provisions of Section 1.1(a) above, if the Premises Delivery Date does not occur on or before July 31, 2005 (the “Premises Delivery Deadline”), Tenant, as its sole remedy, shall have the right to cancel this Lease by giving written notice of such cancellation to Landlord at any time after the Premises Delivery Deadline and prior to the Premises Delivery Date, in which case this Lease shall be cancelled effective five (5) business days after Landlord’s receipt of Tenant’s cancellation notice, unless the Premises Delivery Date occurs within said five (5) business day period; provided, however, that the Premises Delivery Deadline shall be extended by the number of days that the Premises Delivery Date is delayed due to any Force Majeure Delay (as defined below) or any delay in receiving any required permits to construct the Tenant Improvements or any Tenant Delay (as defined in Section 3.3 of the Tenant Improvement Agreement). In the event of such cancellation by Tenant, neither party shall have any obligations to the other under this Lease, except for obligations that survive the expiration or earlier termination of this Lease, and Landlord shall promptly return to Tenant the Lease Deposit. For purposes of this Lease, the term “Force Majeure Delay” means any delay attributable to Force Majeure (as defined in Section 12.3 below).
          1.2 Termination Date. The Termination Date of this Lease is the date set forth in the Schedule.
     2. RENT.
          2.1 Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty Operating Partnership, L.P.
t/a Rincon Centre P.O. Box
642922 Pittsburgh, PA
15264-(2922
or by wire transfer as follows:

Account Name:	CarrAmerica Realty Operating Partnership, L.P. t/a Rincon Centre
Bank Name:	PNC Bank
Transit Number:	043-000-096
Account Number:	1004339188
Notification:	Lease Administration (CarrAmerica Realty Operating Partnership, L.P. re NextG Networks, Inc.)
Telephone:	(408) 544-9660
or in such other manner as Landlord may notify Tenant.
               (a) Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule. provided, however, that, upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Base Rent set forth in Item 6 of the Schedule, which shall be applied to the first monthly installment of Base Rent payable by Tenant beginning on the Rent Commencement Date; provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, then (i) the Prepaid Base Rent shall be applied to the Base Rent for the partial month in which the Rent Commencement Date occurs and the next succeeding calendar month, and (ii) the Prorated First Base Rent Payment (as defined below) shall be payable by Tenant on or before the first full calendar month following the Rent Commencement Date. The “Prorated First Base Rent Payment” means the remaining amount of Base Rent payable by Tenant for the first full calendar month following the Rent Commencement Date, after the Prepaid Rent is applied as provided above. All such prorations shall be made on the basis of the actual number of days in the applicable month.
               (b) Operating Cost Share Rent equal to (i) Tenant’s Proportionate Share (as set forth in the Schedule) of Operating Costs for the applicable Fiscal Year (as defined in Section 2.3(e) below), plus (ii) management fees equal to three percent (3%) of the total Rent payable under this Lease for the applicable Fiscal Year, paid monthly in advance in an estimated amount. The definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.2, 2.3 and 2.4.
               (c) Tax Share Rent equal to Tenant’s Proportionate Share of Taxes for the applicable Fiscal Year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.2, 2.3 and 2.4.

     Notwithstanding the foregoing, upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Operating Cost/Tax Share Rent set forth in Item 6 of the Schedule, which shall be applied to the first monthly installments of Operating Cost Share Rent and Tax Share Rent payable by Tenant beginning on the Rent Commencement Date; provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, then (i) the Prepaid Operating Cost/Tax Share Rent shall be applied to the Operating Cost Share Rent and Tax Share Rent for the partial month in which the Rent Commencement Date occurs and the next succeeding calendar month and (ii) the Prorated First Additional Rent Payment (as defined below) shall be payable by Tenant on or before the first full calendar month following the Rent Commencement Date. The “Prorated First Additional Rent Payment” means the remaining amount of Operating Cost Share Rent and Tax Share Rent payable by Tenant for the first full calendar month following the Rent Commencement Date, after the Prepaid Operating Cost/Tax Share Rent is applied as provided above. All such prorations shall be made on the basis of the actual number of days in the applicable month.
               (d) Definition of Rent. As used in this Lease, the term “Rent” means Base Rent, Operating Cost Share Rent, Tax Share Rent and all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease (“Additional Rent”), including any interest for late payment. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction, notice, demand or counterclaim of any kind.
          2.2 Payment of Operating Cost Share Rent and Tax Share Rent.
               (a) Payment of Estimated Operating Cost Share Rent and Tax Share Rent.
                    (i) Before the Commencement Date and on or before April 1 of each succeeding Fiscal Year, or as soon as reasonably possible thereafter, Landlord shall give Tenant notice of Landlord’s estimate of the payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for such Fiscal Year. Landlord may revise these estimates by written notice to Tenant whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, in which event subsequent monthly payments by Tenant for such Fiscal Year shall be based upon such revised estimate.
                    (ii) Within ten (10) days after receiving Landlord’s notice regarding the original or revised estimate of the monthly payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for a particular Fiscal Year, Tenant shall pay Landlord an amount equal to the product of such estimated monthly payments (as set forth in Landlord’s notice), multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus any payments on account thereof previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord the estimated monthly payments as set forth in Landlord’s most recent notice, until a new estimate becomes applicable.
               (b) Correction of Operating Cost Share Rent and Tax Share Rent. Within one hundred fifty (150) days after the close of each Fiscal Year or as soon after such 150-day period as practicable, Landlord shall deliver to Tenant a statement of (i) Operating Costs and Taxes for such Fiscal Year, and (ii) the payments made by Tenant under Section 2.2(a) above for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of any Annual Expense Statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for the applicable Fiscal Year, Landlord, at its election, shall either promptly refund the amount of the overpayment to Tenant or, if this Lease is still in effect, credit such excess against Tenant’s subsequent obligations to pay Operating Costs and Taxes. If, on the basis of any Annual Expense Statement, Tenant owes an amount that is more than the estimated payments previously made by Tenant for the applicable Fiscal Year, Tenant shall pay the deficiency to Landlord within twenty (20) days after Landlord’s delivery of such Annual Expense Statement to Tenant. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.
          2.3 Definitions.
               (a) Included Operating Costs.
                    (i) “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, repair or replacement of the Project or any part thereof, and of the personal property, trade fixtures, machinery, equipment, systems and apparatus used in connection therewith, including, without limitation, (1) all costs to operate, maintain, repair, replace, supervise, insure and administer the common areas of the Project, including, without limitation, all costs of resurfacing and restriping the parking areas of the Project; (2) all costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, and any deductibles paid under policies of any such insurance; (3) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 3.3(b) below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 3.3(b) below), (4) the cost of providing those services required to be furnished by Landlord under this Lease, and (5) the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, serving the Project or any part thereof (but excluding the cost of Utilities directly billed to Tenant or other tenants in the Project), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utilities services or restriction on the use of Utilities affecting the Project or any part thereof. Any Operating Costs that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord, with interest, over the estimated useful life of such item, and such amortized costs shall be included in Operating Costs only for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.
                    (ii) If the Project contains more than one building, then Operating Costs shall include (1) all Operating Costs fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Operating Costs which relate to the

Project in general and are not fairly allocable to any one building in the Project. In addition, if the Building is occupied by more than one tenant, then, with respect to any costs and expenses incurred by Landlord to maintain, repair or replace Systems or related equipment that exclusively serve the Premises, Tenant’s Proportionate Share shall be deemed to be one hundred percent (100%).
                    (iii) If the Project is not fully occupied during any portion of any Fiscal Year, Landlord shall adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.
                    (iv) If any tenant of the Project contracts directly with Landlord or a third party for any Utilities or services for which Tenant pays Landlord pursuant to Section 2.1(b) above, the total costs of such Utilities or services for the Project shall be “grossed up” to reflect what those costs would have been had such tenant(s) not directly contracted for such Utilities or services.
               (b) Excluded Operating Costs. Notwithstanding anything to the contrary herein, Operating Costs shall not include any of the following:
               (i) costs of installing leasehold improvements for tenants or occupants or prospective tenants or occupants of the Project;
               (ii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants, including permit, license and inspection costs;
               (iii) interest and principal payments on mortgages or any other debt costs (except as provided in Section 2.3(a) above with regard to Included Capital Items), or rental payments on any ground lease of the Project;
               (iv) real estate brokers’ leasing commissions, costs and other fees in lieu of commissions;
               (v) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Project or portions thereof;
               (vi) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;
               (vii) the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;
               (viii) depreciation (except on any Included Capital Items);

               (ix) legal and auditing fees incurred for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2.2 above;
               (x) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;
               (xi) fines, penalties, costs, expenses, attorneys’ fees and interest incurred by Landlord to the extent resulting from violations by Landlord of the terms of any lease in the Project, late payment by Landlord or Landlord’s violations of law (except to the extent the same shall be due to the act or omission of Tenant);
               (xii) costs of electrical power for which any tenant directly contracts with the local public service company or for which any tenant is separately metered or submetered and pays Landlord directly; provided, however, that if any tenant in the Building contracts directly for electrical power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for the Building shall be “grossed up” to reflect what those costs would have been had such tenants not directly contracted for such service or been separately metered or submetered;
               (xiii) Taxes;
               (xiv) overhead and profit increment paid to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project, to the extent that the costs of such services materially exceed the costs of comparable services were they rendered by qualified unaffiliated parties on a competitive basis, taking into account the scope and quality of the services in question;
               (xv) any compensation paid to clerks, attendants or other persons working or managing commercial concessions operated by Landlord, unless such commercial concession is provided by Landlord primarily for the benefit of tenants of the Building;
               (xvi) the cost of any service provided to Tenant or other occupants of the Building for which Landlord receives reimbursement (other than through the payment of a proportionate share of Operating Costs); provided, however, that if any tenant in the Building contracts directly for services for which Tenant pays Landlord directly pursuant to this Section 2, the total costs of such services for the Building shall be “grossed up” to reflect what those costs would have been had such tenants not directly contracted for such services;
               (xvii) advertising and promotional expenditures to the extent the same are materially in excess of those charged as Operating Costs by the owners of comparable buildings;
               (xviii) the cost of repairs or other work occasioned by any insured fire or other casualty (as described in Section 9 below), to the extent that Landlord shall receive proceeds of such insurance (provided that costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy shall constitute an Operating Cost);
               (xix) the cost of abatement or removal of Hazardous Substances in, on, or about the Project; provided, however, that (i) the costs of routine monitoring of and testing for Hazardous Substances in, on, or about the Project, and (ii) costs incurred in the cleanup or remediation of de minimis amounts of Hazardous Substances customarily used in office buildings or used to operate motor vehicles and customarily found in parking facilities shall be included as Operating Costs;
               (xx) the cost of capital expenditures to correct violations of the ADA existing in the Project as of the date of this Lease based on the current interpretation of the ADA by applicable governmental authority(ies) as of the date of this Lease (it being understood that all other costs to bring the Building into compliance with the ADA shall be Operating Costs, except for ADA compliance costs that are the responsibility of Tenant pursuant to Sections 7.1 and 7.2 below); and
               (xxi) the cost of acquiring any art work, including, without limitation, any statues or paintings or electronic artwork or advertising, to the extent the same are materially in excess of those charged as Operating Costs by the owners of comparable buildings.
               (c) Taxes.
                    (i) “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any Taxes and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&R’s”) recorded against the Project and disclosed in writing to Tenant and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.
                    (ii) If the Project contains more than one building, then Taxes shall include (1) all Taxes fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project.

                    (iii) For any year, the amount to be included in Taxes (1) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (2) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. If Taxes for any period during the Term are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, and such increase results in Tenant having underpaid Tax Share Rent hereunder, then Tenant shall pay to Landlord, within thirty (30) days after demand, the amount of such underpayment. Similarly, if Taxes for any period during the Term are decreased after payment thereof for any reason, and such decrease results in Tenant having overpaid Tax Share Rent hereunder, then Landlord shall return to Tenant the amount of such overpayment within thirty (30) days after Landlord’s receipt of such overpayment. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.
                    (iv) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (1) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, trade fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building-standard improvements made by Landlord, if any, regardless of whether title to such improvements shall be in Tenant or Landlord; (2) imposed upon or measured by the Base Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the city or county in which the Project is located, the federal government or any other governmental body with respect to the receipt of such rental; (3) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (4) imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
                    (d) Lease Year. “Lease Year” means each consecutive twelve month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month during which the first anniversary of the Commencement Date occurs, and subsequent Lease Years shall be each succeeding twelve month period during the Term following the first Lease Year.
                    (e) Fiscal Year. “Fiscal Year” means each calendar year during which any portion of the Term occurs (e.g., the first Fiscal Year shall be the calendar year during which the Commencement Date occurs).

          2.4 Computation of Base Rent and Rent Adjustments.
               (a) Prorations. If (i) the Commencement Date is a date other than January 1, (ii) the Termination Date is a date other than December 31, (iii) this Lease terminates early, or (iv) the size of the Premises increases or decreases, then in each such event, the Base Rent, the Operating Cost Share Rent and Tax Share Rent shall be equitably adjusted to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 2.
               (b) Interest Rate. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law (the “Interest Rate”).
               (c) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are deemed to be the actual square footage thereof, provided that the rentable square footage of the Premises and the Building may subsequently change after the date of this Lease commensurate with any modifications to the Building by Landlord, in which event Tenant’s Proportionate Share shall change accordingly. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.
               (d) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm reasonably acceptable to Landlord and working on a non-contingency fee basis shall have the right to inspect Landlord’s records at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours during the one hundred eighty (180) days following Landlord’s delivery of the Annual Expense Statement to Tenant. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to an Annual Expense Statement within said one hundred eighty (180) day period, such Annual Expense Statement shall be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord’s books and records and/or to contest the amount of Operating Costs and/or Taxes due hereunder. In the event that Landlord becomes aware of an error in the Annual Expense Statement during the one hundred eighty (180) day period following Landlord’s delivery of the Annual Expense Statement to Tenant, Landlord agrees to correct such error and revise the Annual Expense Statement accordingly. Tenant shall pay the amount shown on any Annual Expense Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by more than five percent (5%).
               (e) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent and Tax Share Rent, without payment of interest.
          2.5 Additional Rent Upon Default by Tenant. Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has incurred (or will incur) significant costs, including, without limitation, the following: (a) expenditures incurred in connection with the performance of Landlord’s Work, (b) commissions to Landlord’s and/or Tenant’s real estate broker, (c) attorneys’ fees and related costs incurred and/or paid by Landlord in connection with the negotiation and preparation of this Lease, and/or (d) the rent abatement granted to Tenant during the Early Occupancy Period described above (collectively, the “Inducements”). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant’s agreement to perform all of the terms, covenants, conditions and agreements to be performed by it under this Lease for the entire Term, and that Landlord’s agreement to incur such expenditures and grant such concessions is, and shall remain, conditioned upon Tenant’s faithful performance of all of the terms, covenants, conditions and agreements to be performed by Tenant under this Lease for the entire Term. Accordingly, if an Event of Default by Tenant shall occur hereunder, Landlord shall be relieved of any unfulfilled obligation to grant Inducements hereunder, or to incur further expenses in connection therewith, and Tenant shall pay, as liquidated damages for Landlord’s granting the Inducements and not as a penalty, within ten (10) days after the occurrence of the Event of Default, as Additional Rent, the amount of those Inducements incurred or granted prior to the date of the Event of Default the “Pre-Default Inducements”). Landlord may or, at Tenant’s request, shall, after the occurrence of an Event of Default, forward a statement to Tenant setting forth the amount of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the Pre-Default Inducements or to extend the date upon which such amount shall be due and payable. Notwithstanding the foregoing, Landlord agrees that it will seek to enforce its right to recover Pre-Default Inducements only in connection with a bankruptcy of Tenant where this Lease is rejected or deemed rejected under Section 362 of the Bankruptcy Code.
     3. PREPARATION AND CONDITION OF PREMISES; TENANT’S POSSESSION; REPAIRS AND MAINTENANCE.
          3.1 Condition of Premises. Except for Landlord’s Work (as defined in the Tenant Improvement Agreement attached hereto as Exhibit C), Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises and without any express or implied representations or warranties of any kind, including, without limitation, any representation or warranty regarding the condition of the Premises, the Building or the Project or the suitability of any of the foregoing for the conduct of Tenant’s business, except that Landlord shall deliver all electrical, plumbing, HVAC, and roof systems in good working condition and except that Landlord shall be responsible for the repair of any latent defects in the Premises of which Tenant gives Landlord written notice one hundred eighty (180) days after the Substantial Completion Date. If it is determined that the electrical, plumbing, HVAC, and roof systems were not in good working condition as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the electrical, plumbing, HVAC, and roof systems in good working condition.
          3.2 Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition subject to any latent defects of which Tenant gives Landlord written notice within one hundred eighty (180) days after the Substantial Completion Date.
          3.3 Repairs and Maintenance.
               (a) Tenant’s Obligations.
                    (i) Except to the extent expressly Landlord’s obligation under Section 3.3(b) below, Tenant shall, throughout the Term at its sole cost and expense, (1) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (A) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (B) interior and exterior doors, door frames and door closers; (C) interior lighting (including, without limitation, light bulbs and ballasts); (D) the Building Systems (as defined in Section 3.3(b) below), or portions of the Building Systems, that exclusively serve the Premises, including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant and all heating, ventilating and air conditioning (“HVAC”) systems and equipment and all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (E) all communications systems serving the Premises; (F) all of Tenant’s security systems in or about or serving the Premises; (G) Tenant’s signage; and (H) interior demising walls and partitions (including painting and wallcoverings), equipment, floors, and any roll-up doors, ramps and dock equipment, (2) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (3) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.
                    (ii) Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.
                    (iii) Tenant’s repair, maintenance and replacement obligations shall be performed under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord; provided, however, that (1) with respect to the Building Systems that exclusively serve the Premises, Landlord may elect to perform all or some of the foregoing maintenance, repairs and replacement itself, at Tenant’s expense, and (2) if Tenant fails to perform Tenant’s Repair Obligations, Landlord may immediately perform any such work at Tenant’s expense plus an administrative fee equal to 10% of the cost of such work. Tenant shall pay to Landlord all costs and expenses incurred by Landlord and required to be paid by Tenant under this Section 3.3(a) within ten (10) days after receipt of an invoice therefor.
               (b) Landlord’s Obligations.
                    (i) Subject to the provisions of Sections 3.1(a), 9 and 10 hereof, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (1) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); (2) the HVAC, plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) serving the Premises, the Building and/or the Project, excluding any specialty or supplemental Building Systems installed by or for Tenant and also excluding the Building Systems (or portions of the Building Systems) that exclusively serve the Premises; and (3) the parking areas of the Project, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the common areas of the Project. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls.
                    (ii) In addition, if reasonable business judgment requires that the Building Systems or any portion of the Building Systems that exclusively serve the Premises (other than specialty Building Systems installed by or for Tenant), need replacement, rather than repair, and the cost of such replacement would constitute a capital expenditure under generally accepted accounting principles, then Landlord agrees to replace such items. Subject to Landlord’s obligations under Section 3.1 above, the costs incurred by Landlord in replacing such items shall be amortized by Landlord, with interest at ten percent (10%) per annum, over the estimated useful life of such item, and such amortized costs (based upon the monthly amortization) shall be paid by Tenant, as Additional Rent hereunder, for that portion of the useful life of the item that falls within the Term. Notwithstanding the foregoing, if replacement of the Building Systems or any portion of the Building Systems that exclusively serve the Premises is necessitated by Tenant’s default under this Lease, or by any misuse or neglect by Tenant or any Tenant Parties, then, whether or not the cost of such replacement would constitute a capital expenditure, the reasonable cost of such replacement made by Landlord shall, subject to Section 8.6 below, constitute Additional Rent payable by Tenant within thirty (30) days after Landlord’s delivery to Tenant of a reasonably detailed invoice therefor.
                    (iii) Subject to the provisions of Sections 3.1(a), 9 and 10 hereof, Landlord, at its own cost and expense, agrees to repair and maintain the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls); provided, however, that subject to the provisions of Section 8.6 below, any damage arising from the acts of Tenant or any Tenant Parties (as defined in Section 8.2(a) below) shall be repaired by Landlord at Tenant’s sole expense, and Tenant shall pay to Landlord all costs and expenses of any such repair, plus an administrative fee equal to 10% of the cost of such repair, within ten (10) days after receipt of an invoice therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or any Tenant Parties anywhere in the Project, shall constitute Additional Rent payable by Tenant within ten (10) days after receipt of an invoice therefor. As a condition precedent to all of Landlord’s repair and maintenance obligations under this Lease, Tenant must have notified Landlord of the need of such repairs or maintenance.
                    (iv) Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease..
     4. SERVICES AND UTILITIES. Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, (i) if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service (whether or not separately metered), then Landlord, at its election, may (1) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, and/or (2) install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises, and (ii) if Landlord reasonably determines that Tenant is using a disproportionate share of the electrical capacity available for the Building or Project (i.e., electrical usage in excess of that which would typically be used for general office purposes), then, in addition to the foregoing, Landlord may install, at Tenant’s expense, additional equipment to increase the electrical capacity for the Building or Project to offset excess electrical usage by Tenant. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if (i) an interruption of the Project services prevents Tenant from occupying all or a material portion of the Premises for the Permitted Use for a period of at least seven (7) consecutive days and (ii) such interruption was caused by the negligence or willful misconduct of Landlord, its agents or employees, then monthly Rent shall thereafter be proportionately abated during the period of such interruption. Nothing in this Section 4 shall limit the parties’ rights and obligations under Section 9 hereof, in the event of a casualty affecting the Building or Premises.
     5. ALTERATIONS AND REPAIRS.
          5.1 Landlord’s Consent and Conditions.
               (a) Tenant shall not make any improvements or alterations to the Premises (the “Alterations”) without in each instance submitting plans and specifications for the Alterations to Landlord and obtaining Landlord’s prior written consent. Tenant shall pay Landlord’s actual costs incurred for review of all of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Alterations which (i) impacts or affects the base structural components or the Building Systems, (ii) impacts or affects any other tenant’s premises or the common areas of the Project, (iii) is visible from outside the Premises, or (iv) would utilize building materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Building.
               (b) Tenant shall pay for the cost of all Alterations, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Alterations.
               (c) The following requirements shall apply to all Alterations:
                    (i) At least seven (7) days before beginning any Alterations, Tenant shall furnish to Landlord (1) written notice of the expected commencement date of the Alterations to permit Landlord to post and record a notice of nonresponsibility, (2) building permits, (3) certificates of insurance satisfactory to Landlord, and, (4) at Landlord’s request with respect to Alterations in excess of Twenty-Five Thousand Dollars ($25,000.00), security for payment of all costs to complete the construction of such Alterations.
                    (ii) Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disturbance”). Tenant shall take the actions necessary to resolve any Labor Disturbance, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disturbance, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties as a result of the above actions.
                    (iii) The Alterations shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances, regulations or requirements of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, “Governmental Requirements”).
                    (iv) Tenant shall perform all Alterations so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.
                    (v) Tenant shall perform all Alterations in compliance with any reasonable and non-discriminatory “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Alterations is performed.
                    (vi) All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Building Systems or any structural component of the Building or Project; and (2) if Landlord consents to any Alterations that requires work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.
                    (vii) Tenant shall permit Landlord to supervise all Alterations, including, without limitation, the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Governmental Requirements, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans.
                    (viii) Landlord may charge a supervisory fee not to exceed three percent (3%) of labor, material, and all other costs of the Alterations to compensate Landlord for its management and supervision of the progress of the work.

                    (ix) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation related to the Alterations, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time.
          5.2 No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (a) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (b) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall constitute Additional Rent payable by Tenant on demand.
          5.3 Ownership of Improvements. All Alterations as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures, except trade fixtures, constructed in the Premises by either Landlord or Tenant, (a) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (b) shall, at Landlord’s option, either (i) be surrendered to Landlord with the Premises at the termination of this Lease or of Tenant’s right to possession, or (ii) be removed in accordance with Section 14 below; provided, however, that if Tenant’s request for Landlord’s approval of any proposed Work contains a request, in all capital letters, that Landlord identify any portion of such Work that Landlord will require Tenant to remove as provided above, then Landlord will, at the time it approves such Work, identify such portion of the Work, if any, that Landlord will require Tenant to so remove.
     6. USE OF PREMISES.
          6.1 Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant acknowledges and agrees that any Transferee, other than a Permitted Transferee, shall be limited to the following uses: general office, warehouse, light assembly and manufacturing and research and development. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish, and Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with Landlord’s use of the Project or interfere with the rights of other tenants and/or occupants of the Building or Project or injure, annoy, or disturb them, or commit any waste. Tenant shall not permit any nuisance or waste to occur in, on, or about the Project, or allow any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act (“ADA”) or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.
          6.2 Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Premises without Landlord’s prior written approval. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R’s recorded against the Project, and Landlord’s signage standards in effect at the time, and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project. As part of the Tenant Improvements to be performed by Landlord pursuant to Exhibit C, Landlord shall install the Building standard sign containing Tenant’s name at the entrance to the Premises and include Tenant’s name in the tenant directory located in the lobby in the first floor of the Building.
          6.3 Parking. Tenant shall have the non-exclusive right to park in the Project’s parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than the number of unassigned parking stalls indicated on the Schedule) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking passes among Tenant and the other tenants in the Project. Tenant’s use of the parking facilities shall be at no charge, provided that Landlord shall have the right to charge Tenant the portion that Landlord deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of

Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord with respect to parking at the Project. The parking passes granted to Tenant pursuant to this Section 6.3 are provided to Tenant solely for use by Tenant’s own personnel and, except in connection with a Permitted Transfer or a Transfer approved by Landlord pursuant to Section 17, such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
          6.4 Prohibition Against Use of Roof and Structure of Building. Tenant shall be prohibited from using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion. Notwithstanding the foregoing, Landlord shall grant Tenant with reasonable access to the roof of the Building as may be reasonably necessary to allow Tenant to perform its HVAC and other maintenance obligations hereunder, provided that such access shall be subject to any reasonable rules and restrictions that Landlord may impose from time to time; provided, however, that Tenant may, subject to Landlord’s reasonable prior written consent, use the roof for the installation of communications equipment to service Tenant’s business in the Premises. Tenant’s plans and specifications for its rooftop communications equipment, including the design, size and features of the rooftop equipment and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the rooftop equipment, and the means of connecting the rooftop equipment to the Building’s electrical system and to the Premises, is attached hereto as Exhibit F, (the “Approved Communication Plans”) and are hereby approved by Landlord, subject to the qualification that Landlord has made no representations or promise as to the suitability or effectiveness of any part of the roof for Tenant’s proposed use, or as to any Governmental Requirements applicable to Tenant’s proposed use.
               (a) In the event that Tenant desires to install any equipment which has not been approved by Landlord as part of the Approved Communication Plans, Tenant shall submit to Landlord, with any request for consent of any rooftop equipment, plans and specifications therefor, which must include, without limitation, the design, size and features of the rooftop equipment and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the rooftop equipment, and the means of connecting the rooftop equipment to the Building’s electrical system and to the Premises. Tenant acknowledges and agrees that Tenant’s use of any portion of the roof of the Building is non-exclusive and subject to Landlord’s approval of location, plans and installation pursuant to Section 5 of this Lease and such rules and regulations as Landlord may prescribe, including, without limitation, with regard to (i) the location, size, type and methods of installation of the proposed rooftop equipment, (ii) requirements to prevent electrical, electromagnetic, radio frequency or other interference with other telecommunication equipment on or about the Building, (iii) rooftop space availability, (iv) restrictions on penetration of the roof surface, (v) rooftop access rights, and (vi) removal requirements upon the expiration or earlier termination of this Lease.

               (b) Nothing herein shall limit or restrict Landlord’s rights under Section 11.13, or require Landlord to obtain Tenant’s consent prior to exercising such rights.
     7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.
          7.1 Compliance in Premises.
               (a) Landlord’s Responsibilities. As of the Commencement Date, the Premises shall comply in all material respects with all applicable Governmental Requirements (as interpreted by applicable governmental or quasi-governmental authorities as of the Commencement Date), without regard to any specific use of the Premises by Tenant. If Landlord or Tenant receives written notice from any governmental or quasi-governmental authority that any portion of the Premises violated Governmental Requirements as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant, shall, as Tenant’s sole remedy, perform such work or take such other action as may be necessary to cure such violation, but only to the extent that such violation materially and adversely affects Tenant’s use or occupancy of the Premises. Notwithstanding the foregoing, (a) Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section 7.1(a) shall apply after the exhaustion of any and all rights to appeal or contest; and (b) issuance of a temporary or final certificate of occupancy with respect to the Tenant Improvements (or if such certificates are not customarily issued for such work by the local governmental authority, then the final inspection and sign-off on the job card for such work by the building inspectors(s)), shall conclusively establish the compliance of the Premises with the applicable Governmental Requirements, including the ADA.
               (b) Tenant shall, at its sole cost and expense, (1) comply with all Governmental Requirements; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; and (2) take all proper and necessary action to cause the Premises, including any repairs, replacements, alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, including any applicable code and ADA requirements, whether or not such requirements are based on Tenant’s use of the Premises, and further to assume all responsibility to ensure that the Premises continues to comply with all Governmental Requirements, including applicable code and ADA requirements, throughout the Term. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Section 7.1; provided, however, that, unless necessitated by Tenant’s particular use of the Premises (as opposed to general office use) or any improvements to or alterations of the Premises made by or on behalf of Tenant, Tenant shall have no obligation to make structural repairs or alterations to the Premises to comply with Governmental Requirements. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
          7.2 Compliance in Common Areas. Subject to reimbursement as an Operating Cost as provided in Section 2 above, Landlord shall perform any work required under any applicable Governmental Requirements, including the ADA, to be performed in the common areas of the Project, except that Tenant shall be solely responsible for all such compliance work which is required as a result of Tenant’s use or activities or Tenant’s proposed alterations or repairs. With respect to any code compliance work required outside the Premises for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work outside the Premises, Tenant shall reimburse Landlord for the cost of such work within ten (10) days following receipt of invoices therefor. Landlord makes no representations or warranties regarding whether the Project or the Premises complies with applicable Governmental Requirements as of the date of this Lease; provided, however, that Landlord represents to Tenant that, as of the date of this Lease, Landlord has not received any written notice from any governmental authority that the Building is in violation of any Governmental Requirements, which violation remains uncured. If it is determined that the foregoing representation was untrue when made, Landlord shall, as Tenant’s sole and exclusive remedy, perform such work as may be required by such Governmental Requirements, but only to the extent that failure to do so would result in an obligation or liability accruing to Tenant or result in an imminent and material adverse impact on Tenant’s occupancy of or access to the Premises.
          7.3 Rules and Regulations. Tenant shall also comply with all reasonable rules for the Project which may be reasonably established and amended from time to time by Landlord. The present rules and regulations are contained in Exhibit B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease.
     8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.
          8.1 Waiver of Claims. Neither Landlord nor the other Landlord Parties (as defined below) shall be liable to Tenant or to any Tenant Parties (as defined below), and Tenant waives all claims against Landlord and such other Landlord Parties, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or Project, except only, with respect to any Landlord Party, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Landlord Party and not covered by the insurance required to be carried by Tenant hereunder or except to the extent such limitation on liability is prohibited by law. The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Section 8.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.
          8.2 Indemnification.
               (a) Tenant shall indemnify, protect, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and its officers, directors, employees and agents (each, a “Landlord Party” and collectively, the “Landlord Parties”), and each of them, against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”) arising from any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant: (i) any cause in, on or about the Premises, (ii) any act or omission or negligence of Tenant or any person or entity claiming by or through Tenant (including any assignee or subtenant), or any of their respective members, partners, employees, contractors, agents, customers, visitors, licensees or other persons in or about the Project by reason of Tenant’s occupancy of the Premises (each a “Tenant Party” and, collectively, “Tenant Parties”), or (iii) Tenant’s breach of its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term (including, without limitation, Tenant’s failure to surrender the Premises in accordance with Section 14 below); provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable to the extent such Claims arise from the gross negligence or willful misconduct of such Landlord Party and are not covered by the insurance required to be carried by Tenant hereunder, or to the extent such obligations are prohibited by applicable law.
               (b) Subject to the waivers of liability and subrogation set forth in Sections 8.1 and 8.6, respectively, Landlord shall indemnify and hold harmless Tenant, its officers, agents and employees from and against all Claims to the extent arising from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.
               (c) Tenant’s duty to defend Landlord and the other Landlord Parties under this Section 8.2 is separate and independent of Tenant’s duty to indemnify the Landlord Parties. The duty to defend includes claims for which the Landlord Parties may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Tenant Parties have been determined. The duty to defend applies immediately, regardless of whether any Landlord Parties have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. The parties expressly intend that Landlord Parties shall be entitled to obtain summary adjudication or summary judgment regarding Tenant’s duty to defend the Landlord Parties at any stage of any claim or suit within the scope of this Section.
               (d) Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 8.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

          8.3 Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
               (a) Commercial General Liability Insurance, with (i) Contractual Liability including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, and (iii) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence, not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Three Million Dollars ($3,000,000).
               (b) Special Causes of Loss (ISO form CP 10 30 10/00 or its substantive equivalent) Insurance covering the replacement cost of all leasehold improvements, trade fixtures and personal property in or on the Premises, with a deductible not greater than Two Thousand Five Hundred Dollars ($2,500.00).
               (c) Business Income insurance and extra expense coverage with coverage amounts that shall reimburse Tenant for all rental, expense and other payment obligations of Tenant under this Lease for a period of not less than one (1) year.
               (d) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000
          Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder (as defined in Section 16.1 below), shall be named as additional insureds under the insurance required of the Tenant in Section 8.3(a), and Tenant’s property insurance policies shall be endorsed to provide that any loss shall be payable to Landlord and such other additional parties as Landlord may specify, as their respective interests may appear. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.
               (e) Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
                    (i) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

     (ii) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000
          Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder shall be named as additional insured on Tenant’s contractor’s insurance policies.
          8.4 Insurance Certificates. Tenant shall deliver to Landlord certificates of liability insurance on ACORD Form 25 and a certificate of property insurance on ACORD Form 27 evidencing all required insurance no later than five (5) days prior to the Commencement Date (or five (5) days prior to the date of any early access to the Premises Landlord grants to Tenant in accordance with the terms of this Lease) and each renewal date. Each certificate shall provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord and Tenant.
          8.5 Landlord’s Insurance. Subject to reimbursement as an Operating Cost in accordance with the provisions of Section 2 hereof, Landlord shall procure and maintain in effect throughout the Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to the Project. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.
          8.6 Waiver of Subrogation. Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have its property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.
     9. FIRE AND OTHER CASUALTY.

          9.1 Termination. If a fire or other casualty causes damage to the Building or the Premises, and sufficient insurance proceeds will be available to Landlord to cover the cost of any restoration to the Building and Premises, Landlord shall engage a contractor or registered architect to estimate, within one (1) month of the casualty (or as soon thereafter as is reasonably practicable), to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds nine (9) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of damage to the Premises, either Landlord or Tenant may terminate this Lease, and in the case of damage to the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s estimate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 9.1 shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been rendered untenantable as a result of the casualty (except to the extent that (a) the casualty was caused by the gross negligence or intentional misconduct of Tenant, its agents, employees, contractors, subtenants or assignees, or (b) provided the same does not result from Landlord’s breach of its obligations under Section 8.5 above, Landlord does not receive insurance proceeds sufficient to cover the rent interruption during such period).
          9.2 Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises to substantially their prior condition, except for modifications required by then applicable Governmental Requirements or any other modifications to the common areas of the Building, if any, deemed desirable by Landlord; provided, however, that, within ten (10) days following notice to Tenant from Landlord (whether or not this Lease is terminated pursuant to Section 9.1 above), Tenant shall irrevocably and unconditionally assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 8.3(b) above which pertain to the repair and restoration of the leasehold improvements in the Premises, including any leasehold improvements performed by or on behalf of Tenant pursuant to Section 5 above; and provided further, that if the cost of repair and restoration by Landlord of the leasehold improvements in the Premises exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the cost of such repair and restoration shall be promptly paid by Tenant to Landlord, but in any event prior to Landlord’s commencement of repair of the damage. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, trade fixtures and other personal property in the Premises, including, without limitation, any telecommunications wires, cables and related devices located in or serving the Premises. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that (a) the casualty was caused by the gross negligence or intentional misconduct of Tenant, its agents, employees, contractors, subtenants or assignees, (b) Landlord is delayed in completing the repair or restoration as a result of any act, omission, neglect or failure of Tenant or any of Tenant’s agents, employees, contractors or subcontractors or (c) Landlord does not receive insurance proceeds sufficient to cover the rent interruption during such period. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.
     10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.
     11. RIGHTS RESERVED TO LANDLORD.
          Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:
          11.1 Name. To change the name of the Building or the Project, or the street address of the Building (only if due to circumstances beyond Landlord’s reasonable control) or the suite number(s) of the Premises (only if due to circumstances beyond Landlord’s reasonable control).
          11.2 Signs. To install, modify and/or maintain any signs on the exterior and in the interior of the Building or on the Project, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.
          11.3 Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.
          11.4 Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt without Landlord’s prior written consent which shall not be unreasonably withheld.
          11.5 Access. To have access to the Premises with twenty-four hours’ prior notice (except in the case of an emergency, in which case Landlord shall have the right to immediate access) to inspect the Premises, to post notices of non-responsibility in connection with any Alterations, to make repairs, alterations, additions or improvements to the Premises or Building, and to perform any other obligations of Landlord hereunder, all without abatement of Rent; provided that, subject to the next succeeding sentence, Landlord shall, in connection with the foregoing access, use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises and shall in all events provide Tenant with reasonable access to the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred.
          11.6 Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.
          11.7 Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.
          11.8 Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, mortgagees, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.
          11.9 Relocation of Tenant. To relocate Tenant, upon one hundred eighty (180) days’ prior written notice. In such event, Landlord shall give Tenant notice (“Landlord’s Relocation Notice”) of Landlord’s election to so relocate Tenant from the Premises to another area in the Project, which notice shall specify the space to which Landlord desires to relocate Tenant (the “New Premises”). Landlord may not deliver Landlord’s Relocation Notice until the last day of the eighteenth (1 8th) month following the Commencement Date. Upon delivery of Landlord’s Relocation Notice, all Rent payable by Tenant under this Lease shall be abated for a period of one hundred eighty (180) days. Tenant shall have thirty (30) days following the date of Landlord’s Relocation Notice in which to either accept or reject relocation of the Premises to the New Premises and to provide written notice thereof to Landlord (“Tenant’s Response Notice”). Failure to timely deliver Tenant’s Response Notice shall be deemed to be Tenant’s acceptance of the New Premises and Tenant’s waiver of its right to reject relocation of the Premises to the New Premises. If, pursuant to Tenant’s Response Notice, Tenant rejects relocation of the Premises to the New Premises, Landlord shall have the right to cancel and terminate this Lease by providing notice thereof to Tenant (“Landlord’s Termination Notice”) which termination of this Lease shall be effective as of the date which is one hundred eighty (180) days after delivery of Landlord’s Relocation Notice (the “Relocation Termination Date”). If Landlord exercises its right to terminate this Lease pursuant to the immediately preceding sentence, Tenant shall vacate the Premises on or before the Relocation Termination Date. If Tenant is relocated to the New Premises, the relocation shall be completed before the date which is one hundred eighty (180) days after delivery of Landlord’s Relocation Notice and subject to, and in accordance with, the following:
               (a) The New Premises shall be within ten percent (10%) of the size of the Premises described in this Lease;

               (b) The New Premises shall be reasonably comparable to the Premises with respect to tenant finishes and layout (taking any differences in configuration between the Premises and the New Premises into account);
               (c) The physical relocation of Tenant’s furniture, trade fixtures, equipment and other personal property to the New Premises shall be performed by Landlord at its sole cost;
               (d) Tenant shall cooperate with Landlord to facilitate the relocation, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the New Premises;
               (e) All reasonable costs incurred by Tenant as a result of the relocation, including, without limitation, costs incurred in changing addresses on stationery, business cards, directories, advertising, and other such items, shall be paid by Landlord, in a sum not to exceed One Thousand Dollars ($1,000.00);
               (f) If the New Premises is a different square footage than the Premises described in this Lease, (i) the Base Rent shall be adjusted to a sum computed by multiplying the Base Rent specified in the Schedule by a fraction, the numerator of which shall be the total number of square feet in the New Premises, and the denominator of which shall be the total number of square feet in the Premises before relocation, provided, however, in no event shall the Base Rent hereunder be increased as a result of such relocation, and (ii) Tenant’s Proportionate Share shall be appropriately adjusted;
               (g) If requested by Landlord, Tenant shall promptly execute an amendment to this Lease confirming the relocation of Tenant to the New Premises and the adjustment of Base Rent and Tenant’s Proportionate Share, if any; and
               (h) Tenant’s failure to surrender the Premises and relocate to the New Premises as required hereunder, or Tenant’s interference with Landlord’s physical relocation of Tenant’s furniture, trade fixtures, equipment and other personal property to the New Premises, shall constitute an Event of Default hereunder.
          11.10 Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.
          11.11 Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building; provided that, subject to the next succeeding sentence, Landlord shall, in connection with the foregoing work, use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises and shall in all events provide Tenant with reasonable access to the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.
          11.12 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.
          11.13 Use of Roof. To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises, including Tenant’s use of the roof as permitted hereunder.
          11.14 Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project; provided that Landlord shall, in connection with such other action, use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises and shall in all events provide Tenant with reasonable access to the Premises.
     12. EVENTS OF DEFAULT.
          12.1 Tenant’s Default. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:
               (a) Tenant fails to pay any Rent and such failure continues for five (5) days or more following Landlord’s notice of such failure.
               (b) Tenant fails to perform its obligations under Section 11.9 (Relocation), Section 16 (Subordination), Section 17 (Assignment and Sublease), Section 19 (Estoppel Certificate) or Section 28 (Hazardous Substances).
               (c) Tenant abandons the Premises.
               (d) Tenant fails to perform any obligation to Landlord under this Lease other than those described in Sections 12.1(a), 12.1(b) or 12.1(c) above, and such failure continues for ten (10) days after written notice from Landlord or Landlord’s agent, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to ninety (90) days, or such lesser period as is reasonably necessary to complete the cure.

               (e) One of the following credit defaults occurs:
                    (i) Tenant (or any guarantor of Tenant’s obligations hereunder) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant (or the guarantor) or for any substantial part of its property, or any such proceeding is commenced against Tenant (or the guarantor) and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant (or the guarantor) which is not fully stayed within seven (7) days after entry;
                    (ii) Tenant (or any guarantor of Tenant’s obligations hereunder) becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;
                    (iii) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.
          Tenant acknowledges and agrees that any notices required to be given by Landlord under this Section 12 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section.
          12.2 Landlord Defaults. Landlord shall be in default hereunder if Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will give notice and a reasonable time to cure any default by Landlord to any holder of a mortgage or deed of trust encumbering Landlord’s interest in the Project of which Tenant has been given notice.
          12.3 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, neither party shall be in default hereunder to the extent such party is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of god, national emergency, acts of war or terrorism or any other cause of any kind beyond its reasonable control (except financial inability) (collectively, “Force Majeure”); provided, however, that nothing contained in this Section 12.3 shall (1) relieve Tenant from the obligation to timely pay Rent under this Lease, (2) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease, (3) relieve Tenant from any obligation required to be performed by Tenant hereunder if Tenant’s failure to perform such obligation would constitute a breach under Sections 6.1 or 7.1 above, or would interfere with any other tenant of the Project’s use, occupancy or enjoyment of its respective premises or the Project.
     13. LANDLORD REMEDIES. UPON ANY EVENT OF DEFAULT BY TENANT, LANDLORD SHALL HAVE THE FOLLOWING REMEDIES, IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW OR OTHERWISE PROVIDED IN THIS LEASE, TO WHICH LANDLORD MAY RESORT CUMULATIVELY OR IN THE ALTERNATIVE:
          13.1 Termination of Lease. Landlord may elect by notice to Tenant to terminate this Lease, in which event, Tenant shall immediately vacate the Premises and deliver possession to Landlord.
          13.2 Civil Code Section 1951.4 Remedy. Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.
          13.3 Lease Termination Damages. If Landlord elects to terminate this Lease as provided above, then this Lease shall terminate on the date for termination set forth in such notice and Landlord shall have the right to recover from Tenant as damages:
               (a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus
               (b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus
               (c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus
               (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, but excluding any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises, except to the extent that Landlord incurs any of the costs set forth in (i) — (iv) earlier than it would have in the absence of Tenant’s default; plus

               (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.
          The “worth at the time of award” of the amounts referred to in Sections 13.3(a) and 13.3(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 13.3(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant hereunder.
          13.4 Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including, without limitation, the remedy described in California Civil Code Section 1951.4 (pursuant to which Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. The possession of Tenant’s funds, negotiation of Tenant’s negotiable instruments, or acceptance of Tenant’s payment by Landlord or its agents shall not constitute a waiver of any breach by Tenant, and if such possession, negotiation or acceptance occurs after Landlord’s notice to Tenant, or termination of this Lease or of Tenant’s right to possession, such possession, negotiation or acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the Interest Rate until paid.
          13.5 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES TRIAL BY JURY IF ANY LEGAL PROCEEDING IS BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM. THE PROVISIONS OF THIS SECTION 13.5 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.
     14. SURRENDER. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the date Landlord delivers possession of the Premises to Tenant, normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises and the Project all of Tenant’s trade fixtures, furniture, moveable equipment and other personal property, and any Alterations which Landlord elects to be removed pursuant to Section 5.3, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (i) removal of any such Alterations or personal property, (ii) storage, transportation, and disposition of the same, and (iii) repair and restoration of the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord.
     15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay (a) for the first thirty (30) days of such holding over, an amount equal to one hundred twenty-five percent (125%) of the Base Rent, Operating Cost Share Rent, and Tax Share Rent payable by Tenant immediately prior to such holding over; and (b) thereafter, an amount equal to two hundred percent (200%) of the Base Rent, Operating Cost Share Rent, and Tax Share Rent payable by Tenant immediately prior to such holding over, (without regard to any abatements of Rent on account of casualty or otherwise), computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.
     16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.
          16.1 Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage (each a “Superior Interest”) respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee (a “Security Holder”), as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or such Security Holder, Tenant shall within ten (10) days after the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its sole option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. With respect to any Superior Interest to which this Lease is now or shall hereafter become subordinate, Landlord shall use commercially reasonable efforts to obtain from the Security Holder of such Superior Interest, for the benefit of Tenant, a non-disturbance agreement, in the customary form of such Security Holder, providing generally that as long as Tenant is not in default under this Lease, this Lease will not be terminated if such Security Holder acquires title to the Building or Project by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Security Holder in accordance with its requirements. Except for making such commercially reasonable efforts, Landlord will be under no duty or obligation hereunder with respect to any Superior Interest, nor will the failure or refusal of the Security Holder of any Superior Interest to grant a non-disturbance agreement render Landlord liable to Tenant, or affect this Lease, in any manner. Tenant will bear all costs and expenses (including attorneys’ fees) of the Security Holder of such Superior Interest in connection with Landlord’s reasonable efforts to obtain a non-disturbance agreement.
          16.2 Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the Security Holder or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such Security Holder or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such Security Holder or purchaser. The Security Holder or purchaser shall be liable as Landlord only during the time such Security Holder or purchaser is the owner of the Project. At the request of Landlord or any Security Holder, Tenant shall execute and deliver within ten (10) days after the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.
          16.3 Security Deposit. Any Security Holder shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit, if any, is received by such Security Holder.
          16.4 Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any Security Holder identified in a notice from Landlord to Tenant, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but any Security Holder begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then such Security Holder shall have such additional time as is reasonably necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.
          16.5 Definitions. As used in this Section 16, “mortgage” shall include “trust deed” and “deed of trust”; “mortgagee” shall include “trustee”, “beneficiary” and the mortgagee of any ground lessee; and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.
     17. ASSIGNMENT AND SUBLEASE.

          17.1 In General. Tenant shall not, without Landlord’s prior written consent, in each case: (a) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (b) sublet any part of the Premises, or (c) permit anyone other than Tenant and its employees to occupy any part of the Premises (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer”, and collectively as “Transfers”, any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”, and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferor”). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in considering any proposed Transfer, up to a maximum amount of Two Thousand Five Hundred Dollars ($2,500.00) per proposed Transfer (unless there is a dispute in connection with the proposed Transfer, in which event the provisions of Section 25.26 below shall apply). Any Transfer without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublet or otherwise Transfer the Premises, or any portion thereof, any rights of Tenant to renew this Lease, to extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein. In addition, Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, mortgage, pledge or encumber this Lease, the term or estate hereby granted or any interest hereunder.
          17.2 Landlord’s Consent. Landlord will not unreasonably withhold, condition or delay its consent to any proposed Transfer. It shall be reasonable for Landlord to withhold its consent to any Transfer if (a) Tenant is in default under this Lease, (b) the proposed Transferee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project or in another project owned by Landlord in the vicinity of the Project, (c) the financial responsibility or nature of business of the proposed Transferee are not all reasonably satisfactory to Landlord, (d) in the reasonable judgment of Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (e) the proposed Transferee is a government entity, (f) the proposed Transfer is between a Transferee of Tenant and a third party, or (g) the proposed effective rent under the sublease or other Transfer is less than ninety percent (90%) of the effective rent then being quoted by Landlord for comparable space in the Building for a comparable term, calculated using a present value analysis; or if no comparable space in the Building is available for lease for a comparable term at the time of the proposed Transfer, then it shall be reasonable for Landlord to withhold its consent to such Transfer if the effective rent charged to such proposed Transferee is less than the fair market rental value of the proposed Transfer Premises (as defined in Section 17.3 below) as of the date of the proposed Transfer, as determined by Landlord. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.
          17.3 Procedure. Tenant shall notify Landlord of any proposed Transfer at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation and its partners in the case of a partnership, a description of the portion of the Premises that is subject to the Transfer (the “Transfer Premises”), a calculation of the Transfer Premium (as defined in Section 17.6 below) payable in connection with the Transfer, an executed copy of the proposed Transfer agreement, and sufficient information to permit Landlord to determine the financial responsibility of the proposed Transferee (including, without limitation, the most recent financial statements for the proposed Transferee). As a condition to the effectiveness of any assignment of this Lease, the assignee shall execute and deliver to Landlord, at least fifteen (15) days prior to the effective date of the assignment, Landlord’s standard form of Consent to Assignment, providing for, among other things, an assumption of all of the obligations of Tenant under this Lease. As a condition to the effectiveness of any other Transfer, Transferee shall execute and deliver to Landlord, at least fifteen (15) days prior to the effective date of such Transfer, Landlord’s standard consent form, providing, among other things, (a) the Transferee’s obligation to indemnify Landlord and the other Landlord Parties consistent with Tenant’s indemnification obligations in Section 8.2 above, and (b) the Transferee’s agreement that any such Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Transfer Premises by any lawful means, or (ii) require that the Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall default and fail to cure within the time permitted for cure under Section 12 above, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.
          17.4 Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in more than 50% of the ownership interest in Tenant shall constitute an assignment of this Lease.
          17.5 Permitted Transfers. If Tenant is not then in default of this Lease, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) a parent or subsidiary of Tenant, or an entity under common control with Tenant, (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, or (iii) an entity which acquires all or substantially all of Tenant’s assets (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”); provided that (1) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 17.5, (2) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which such entity assumes all of Tenant’s obligations under this Lease with respect to the Transfer Premises, (3) in the case of a Transfer pursuant to clause (b) above, the successor entity must have a tangible net worth at the time of the Transfer (i.e., not including intangible assets in the calculation, such as goodwill, patents, copyrights, and trademarks) computed in accordance with generally accepted accounting principles (“Net Worth”) that is at least equal to the greater of (i) the Net Worth of Tenant immediately prior to such Transfer, or (ii) the Net Worth on the date of this Lease of the original named Tenant, and (4) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Section 17.
          17.6 Transfer Premium.
               (a) If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Landlord shall be entitled to receive, as Additional Rent hereunder, seventy-five percent (75%) of any Transfer Premium derived from such Transfer. As used herein, the term “Transfer Premium” means (i) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (ii) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis. Payment of the portion of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows: (1) in the case of an assignment, the Transferor shall pay the portion of the Transfer Premium due to Landlord within ten (10) days after the Transferor receives the consideration described in clause (i) above; and (2) in the case of any other Transfer, on the first day of each month during the term of the Transfer, the Transferee shall pay directly to Landlord seventy-five percent (75%) of the amount by which the rent, additional rent or other consideration due from the Transferee for such month exceeds the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Transfer Premises.
               (b) Upon Landlord’s request, Transferor shall provide Landlord with reasonable documentation of Transferor’s calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant, and any other Transferor, relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within ten (10) days after demand pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.
          17.7 Recapture. In the case of a proposed assignment, sublease or other Transfer, Landlord may terminate this Lease as to the Transfer Premises by giving Tenant written notice (the “Recapture Notice”) within thirty (30) days after Landlord’s receipt of the proposed fully executed Transfer agreement submitted by Tenant for Landlord’s consent. Such termination shall be effective as of the termination date set forth in Landlord’s Recapture Notice, and all obligations of Landlord and Tenant under this Lease as to such terminated space shall expire as of such termination date, except those that expressly survive any termination of this Lease. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

          17.8 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 17 or otherwise has breached or acted unreasonably under this Section 17, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.3 10 or other applicable laws to terminate this Lease. Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims involving any third party or parties (including without limitation Tenant’s broker or proposed transferee) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent, unless it is determined by a court of competent jurisdiction that Landlord has withheld or conditioned its consent to Tenant’s proposed Transfer in bad faith.
     18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released from any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.
     19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days after receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that this Lease as amended to date is in full force and effect, that Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. If Tenant fails to deliver a statement within the ten (10) day period set forth above, and such failure continues for an additional ten (10) days after Landlord’s delivery of a second notice to Tenant, then Tenant’s failure shall constitute an acknowledgment by Tenant that the statements included in the estoppel certificate are true and correct, without exception.
     20. LEASE DEPOSIT.
          20.1 Prepaid Rent and Security Deposit. Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease the cash sums set forth in the Schedule for both Prepaid Rent and Security Deposit (collectively, the “Lease Deposit”). The Prepaid Rent shall be applied by Landlord against the first full monthly installment of Base Rent payable hereunder. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all its obligations under this Lease.
          20.2 Application of Security Deposit. Tenant agrees that, if Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of

Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall, within three (3) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease with no opportunity to cure. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the later to occur of (a) the expiration of the Term of this Lease or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Landlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be construed as an advance payment of Rent nor liquidated damages, and if Landlord’s claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.
          20.3 Transfer of Security Deposit. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. If Landlord so transfers the Security Deposit, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee, provided that Landlord gives Tenant written notice of such transfer.
     21. Intentionally Omitted.
     22. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:
          22.1 Landlord. To Landlord as follows:

CarrAmerica Realty Operating Partnership, L.P.
1810 Gateway Drive, Suite 150
San Mateo, CA 94404
Attn: Market Officer

with a copy to:

CarrAmerica Realty Operating Partnership, L.P.
1850 K Street, N.W., Suite 500
Washington, D.C. 20006
Attn: Lease Administration

     or to such other person at such other address as Landlord may designate by notice to Tenant.
          22.2 Tenant. To Tenant as follows:

NextG Networks, Inc.
2216 O’Toole Avenue, Suite 110 San
Jose, California 95131
Attn: CFO
     or to such other person at such other address as Tenant may designate by notice to Landlord.
     Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier.
     23. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to all of the terms of this Lease.
     24. REAL ESTATE BROKERS. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any Claims by any other broker or third party for any payment of any kind in connection with this Lease.
     25. MISCELLANEOUS.
          25.1 Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.
          25.2 Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), and except as otherwise expressly provided in this Lease, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten (10) days after Tenant’s receipt of Landlord’s statement.
          25.3 Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

          25.4 Time of the Essence. Time is of the essence of each provision of this Lease.
          25.5 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.
          25.6 Severability. If any provision of this Lease is determined to be invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
          25.7 Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.
          25.8 Lease Modification. Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.
          25.9 No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.
          25.10 Landlord’s Right to Cure. If Tenant fails to perform any obligations under this Lease, Landlord may cure any such failure on Tenant’s behalf and any expenses incurred shall constitute Additional Rent due from Tenant on demand by Landlord.
          25.11 Captions. The captions used in this Lease shall have no effect on the construction of this Lease.
          25.12 Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.
          25.13 Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.
          25.14 Entire Agreement. This Lease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.
          25.15 Landlord’s Title. Landlord’s title shall always be paramount to the interest of Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.
          25.16 Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the

Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.
          25.17 Singular and Plural; Joint and Several Liability. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together. If more than one individual or entity comprises Tenant, the obligations imposed on each individual or entity that comprises Tenant under this Lease shall be joint and several.
          25.18 No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.
          25.19 Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy the Premises.
          25.20 No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.
          25.21 Survival. The waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and other Landlord Parties shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by their terms survive the expiration or earlier termination of this Lease.
          25.22 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.
          25.23 Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.
          25.24 Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12.1, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.4(b). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above. Notwithstanding the provisions of this Section 25.24 to the contrary, no late charge shall be assessed the first time during any twelve (12) month period that Rent is not paid within five (5) business days after the date on which it is due and payable, so long as Tenant shall pay any such delinquent amount within three (3) days after notice of such delinquency from Landlord.
          25.25 Tenant’s Financial Statements. Within ten (10) days after Landlord’s written request therefor (which may be made only in connection with a default by Tenant or a bona fide sale, financing or other similar transaction involving the Project), Tenant shall deliver to Landlord, certified by an officer of Tenant as being a true and correct copy in all material respects, the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.
          25.26 Attorneys’ Fees. In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay reasonable attorneys’ fees and other costs Landlord incurs in enforcing this Lease in connection with Tenant’s monetary default where an action or proceeding is not brought.
          25.27 Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (a) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (b) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (c) for the allocation of a portion of Operating Costs and Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (d) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (e) for any other matter which Landlord deems appropriate or necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.
          25.28 Security. Landlord shall be the sole determinant of the type and amount of security services to be provided to the Project, if any, and Tenant hereby acknowledges and agrees that Landlord shall have no obligation to provide, and shall not in any manner be liable for, any security to the Project. In all events, Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any unauthorized or criminal entry of third parties into the Premises, the Building or the Project, (b) any damage to persons, or (c) any loss of property in and about the Premises, the Building or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord.

     26. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.
     27. BUILDING RENOVATIONS. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Improvement Agreement. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (a) installing sprinklers in the Building common areas and tenant spaces, (b) modifying the common areas and tenant spaces to comply with Governmental Requirements, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (c) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Notwithstanding any provisions to the contrary contained herein, Landlord shall use commercially reasonable efforts in the performance of any Renovations to minimize interference with the conduct of Tenant’s business in the Premises and Tenant’s parking rights hereunder; and, with respect to any Renovations which require work to be performed in the Premises, Landlord shall provide Tenant with at least twenty-four (24) hours’ prior written notice.
     28. HAZARDOUS SUBSTANCES.

           28.1 Prohibition Against Hazardous Substances.
               (a) Except for de minimis quantities of general office supplies customarily used by office tenants in the ordinary course of their business, such as copier toner, liquid paper, glue, ink and cleaning solvents (which supplies Tenant agrees to use in compliance with all applicable Governmental Requirements), Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project without Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work, and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties.
               (b) Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 28, or unless required by any lender or governmental agency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 28. The costs of all such inspections, tests and investigations shall be borne solely by Tenant. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.
          28.2 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.
          28.3 Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Governmental Requirements as a result of any handling, transportation, storage, production, use, discharge, disposal or release of Hazardous Substances by Tenant, its agents, employees, contractors, or invitees, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Governmental Requirements or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.
          28.4 Environmental Questionnaire. Prior to execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall immediately update and resubmit to Landlord the Environmental Questionnaire if changes occur in the nature, content, handling, storage, use, treatment, transport, discharge, or disposal of the Hazardous Substances described therein. Attached hereto as Exhibit E is a form of Environmental Questionnaire to be executed in accordance with the foregoing provision.
          28.5 Survival. Tenant’s obligations under this Section 28 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 28 are fully, finally, and absolutely barred by the applicable statutes of limitations. If it is determined by Landlord that the condition of all or any portion of the Premises, the Building or the Project is not in compliance with the provisions of this Section 28, including, but not limited to all applicable Governmental Requirements relating to Hazardous Substances, at the expiration or earlier termination of this Lease, then Landlord, in its sole discretion, may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition required under Section 14 above and in full compliance with the provisions of this Section 28. The burden of proof under this Section 28.5 shall be upon Tenant. For purposes of Section 14, the term “normal wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building or the Project in any manner whatsoever related directly or indirectly to Hazardous Substances. Any such holdover by Tenant shall be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to Section 15 above.
          28.6 Definition of “Hazardous Substances”. “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

     29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. In no event shall Landlord’s liability extend to any other property or assets of Landlord, nor shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder. Further, in no event shall Landlord be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.
     30. COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease, (b) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (c) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (d) any new or existing Lines servicing the Premises shall comply with all Governmental Requirements, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (f) Tenant shall pay all costs in connection with the foregoing. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Governmental Requirements or represent a dangerous or potentially dangerous condition. In addition, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Section, Landlord may, after ten (10) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Governmental Requirements).
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     IN WITNESS WHEREOF, the parties hereto have executed this Lease.
LANDLORD:
CarrAmerica Realty Operating Partnership, l.p.,
a Delaware limited partnership

By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

	By:	/s/ Christopher Peatross
Managing Director

Date of Execution:	6/23/05

TENANT:
NextG Networks, Inc.,
a Delaware corporation

By:	/s/ Raymond K. Ostby

Name:	R K Ostby

Title:	CFO/VP

[chairman, president or vice-president]

By:	/s/ Ronald S. Kramer

Name:	Ronald S. Kramer

Title:	Assistant Secretary

[secretary, assistant secretary,
chief financial officer or assistant treasurer]

Date of Execution:	6-21-05

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